UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (date of earliest event reported): October 28, 2005
PRA INTERNATIONAL
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51029 (Commission File No.)	54-2040171 (I.R.S. Employer Identification No.)
12120 Sunset Hills Road
Suite 600
Reston, Virginia 20190
(Address of principal executive offices) (ZIP Code)
Registrant’s telephone number, including area code:
(703) 464-6300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As previously reported, the International Chamber of Commerce, International Court of Arbitration issued on September 27, 2005 a final ruling awarding each of Pharmaceutical Research Associates, Inc., an indirect wholly-owned subsidiary of PRA International, and Cell Therapeutics, Inc. (formerly NovusPharma SpA) amounts in respect of the other party’s claims and requiring Pharmaceutical Research Associates, Inc. to make a net payment to Cell Therapeutics of €560,683, or approximately $675,000.
     On October 28, 2005, Pharmaceutical Research Associates, Inc. and Cell Therapeutics entered into a settlement agreement with respect to the final award under which Pharmaceutical Research Associates, Inc. will pay to Cell Therapeutics the net award amount, which is inclusive of interest reciprocally due by the parties as of October 19, 2005. Under the agreement, both parties also waive their right to appeal the final award and any other claims relating to the underlying dispute that gave rise to the arbitration proceeding.
     The foregoing description of the settlement agreement is qualified in its entirety by the full text of the agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
     (d)     Exhibits

Exhibit No.	Description of Exhibit

10.1	Settlement Agreement, dated as of October 28, 2005, between Cell Therapeutics, Inc., a Washington corporation and Pharmaceutical Research Associates, Inc., a Virginia corporation.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PRA INTERNATIONAL
Date: November 2, 2005	By:	/s/ Spiro Fotopoulos
Spiro Fotopoulos
Managing Attorney